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PACIFIC CONTINENTAL CORPORATION

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TO OUR SHAREHOLDERS:

You are cordially invited to attend the 2010 Annual Meeting of Shareholders of Pacific Continental Corporation which will be held at 10:00 a.m. on Monday, April 19, 2010, in the Vistas I Room, 12 th Floor, Eugene Hilton, 66 E. 6th Avenue, Eugene, Oregon.

At the meeting, you will be asked to approve the election of nine directors to the Pacific Continental Corporation Board of Directors for a term of one year. You will also be asked to consider amendments to our Articles of Incorporation to increase the number of shares of common stock and preferred stock authorized for issuance from 25,000,000 to 50,000,000 and from 20,000 to 1,000,000 respectively, and to ratify the appointment of our independent registered public accountants for the 2010 fiscal year.

It is important that your shares be represented at the meeting. Whether or not you plan to attend the meeting, you are requested to complete, date, sign and return your Proxy in the envelope provided. If you do attend the meeting, you may then withdraw your proxy and vote your shares in person.

Sincerely,

March 19, 2010	/s/ HAL BROWN
HAL BROWN
Chief Executive Officer

PACIFIC CONTINENTAL CORPORATION

111 West 7th Avenue Eugene, Oregon 97401 541-686-8685	P.O. Box 10727 Eugene, Oregon 97440-2727

Notice of Annual Meeting of Shareholders

TIME	10:00 a.m. on Monday, April 19, 2010

PLACE	Vistas I Room, 12th Floor, Eugene Hilton, 66 E. 6th Avenue, Eugene, Oregon

ITEMS OF BUSINESS	(1) To elect nine directors to serve on the Board until the 2011 Annual Meeting of Shareholders;

(2) To consider an amendment to our Articles of Incorporation to increase the number of shares of common stock authorized for issuance from 25,000,000 to 50,000,000;

(3) To consider an amendment to our Articles of Incorporation to increase the number of shares of preferred stock authorized for issuance from 20,000 to 1,000,000;

(4) To ratify the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010; and

(5) To transact such other business as may properly come before the meeting and any adjournment thereof.

RECORD DATE	You are entitled to vote at the annual meeting and at any adjournments or postponements thereof if you were a shareholder at the close of business on Friday, March 5, 2010.

VOTING BY PROXY	Please submit your proxy card as soon as possible so that your shares can be voted at the annual meeting in accordance with your instructions. For specific instructions on voting, please refer to the instructions in the Proxy Statement and on your enclosed proxy form.

By Order of the Board of Directors

/s/ HAL BROWN
HAL BROWN
Chief Executive Officer

This proxy statement and the accompanying proxy card are being distributed on or about March 19, 2010

i

ii

PROXY STATEMENT

For Annual Meeting of Shareholders

to be held on April 19, 2010

Important Notice Regarding the Availability of Proxy Materials for the 2010 Shareholder Meeting:

Copies of this Proxy Statement and the Annual Report to Shareholders for the year ended December 31, 2009 are available in the investor relations section at www.therightbank.com.

INTRODUCTION

This Proxy Statement and the accompanying Proxy are furnished to the shareholders of Pacific Continental Corporation (“Company”) in connection with the solicitation of proxies by the Board of Directors of the Company for use at its Annual Meeting of Shareholders to be held on Monday, April 19, 2010, and any adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. This Proxy Statement and the accompanying Proxy and Notice of Annual Meeting were first mailed to shareholders on or about March 19, 2010.

GENERAL INFORMATION

Purpose of the Meeting

At the Annual Meeting, shareholders will be asked to consider and vote upon:

•	the election of nine directors to serve until the 2011 Annual Meeting or until their successors have been elected and qualified;

•

an amendment to the Company’s Amended and Restated Articles of Incorporation (“Articles of Incorporation”) to increase the number of shares of common stock authorized for issuance from 25,000,000 to 50,000,000;

•	an amendment to the Articles of Incorporation to increase the number of shares of preferred stock authorized for issuance from 20,000 to 1,000,000; and

•	to ratify the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.

Record Ownership

Shareholders of record as of the close of business on March 5, 2010 (“Record Date”) are entitled to one vote for each share of common stock then held. As of the Record Date there were      shares of common stock issued and outstanding.

Quorum

The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of common stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. Both abstentions and broker non-votes (as defined below) will be counted as shares present and entitled to vote at the Annual Meeting for purposes of determining the existence of a quorum.

Solicitation of Proxies

The Board of Directors solicits proxies so that each shareholder has the opportunity to vote on proposals being considered at the Annual Meeting. In addition to the use of the mail, proxies may be solicited by personal interview or telephone by directors, officers and employees of the Company or its bank subsidiary, Pacific Continental Bank (“Bank”). It is not expected that compensation will be paid for the solicitation of proxies; however, in the event an outside proxy solicitation firm is engaged to render proxy solicitation services, the Company will pay a fee for such services.

When a Proxy card is returned properly signed and dated, the shares represented by the Proxy will be voted in accordance with the instructions on the Proxy card. Where no instructions are indicated, proxies will be voted FOR the director nominees, FOR the amendments to the Articles of Incorporation and FOR the ratification of the appointment of the independent registered public accounting firm.

Voting of Proxies

Shareholders who execute Proxies retain the right to revoke them at any time. Proxies may be revoked by written notice delivered in person or mailed to the Secretary of the Company or by filing a later Proxy prior to a vote being taken at the Annual Meeting. Attendance at the Annual Meeting will not automatically revoke a Proxy, but a shareholder in attendance may request a ballot and vote in person, thereby revoking a previously granted Proxy.

Voting of Proxies by Shareholders of Record and by Beneficial Owners

A portion of the Company’s shareholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those owned beneficially.

Shareholders of Record. If your shares are registered directly in your name, you are considered, with respect to those shares, the shareholder of record, and these proxy materials are being sent to you by the Company through its transfer agent. As the shareholder of record, you have the right to grant your voting proxy directly to the Company or to vote in person at the Annual Meeting. We have enclosed a proxy card for you to use.

Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker on how to vote. Your broker or nominee has enclosed a voting instruction card for you to use in directing your broker or nominee as to how to vote your shares.

Brokers cannot vote on behalf of beneficial owners on “non-routine” proposals (known as broker non-votes). Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (1) the broker has not received voting instructions from the beneficial owner and (2) the broker lacks discretionary voting power to vote such shares.

If your shares are held in street name and you do not submit voting instructions to your broker, your broker may vote your shares at this meeting on the ratification of the appointment of the independent registered public accounting firm and the amendments to the Articles of Incorporation only. If no instructions are given with respect to the election of directors, your broker cannot vote your shares on this proposal.

Voting in Person at the Annual Meeting

Shareholders of Record. Shares held directly in your name as the shareholder of record may be voted in person at the Annual Meeting. If you choose to vote your shares in person at the Annual Meeting, please bring the enclosed proxy card or proof of identification. Even if you plan to attend the Annual Meeting, we recommend that you vote your shares in advance by proxy as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

Beneficial Owner. Shares held in street name may by voted in person by you only if you bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on the Record Date.

Voting on the Matter Presented

Election of Directors. The nominees for election as directors at the Annual Meeting who receive the highest number of affirmative votes will be elected. Shareholders are not permitted to cumulate their votes for the election of directors. Votes may be cast FOR or WITHHELD from the directors as a group, or for each individual nominee. Votes that are withheld and broker non-votes will have no effect on the outcome of the proposal because directors will be elected by a plurality of votes cast.

Amendments to the Articles of Incorporation. The two proposals to amend the Articles of Incorporation require the affirmative vote FOR the proposals by a majority of the votes entitled to be cast. You may vote FOR, AGAINST or ABSTAIN from approving the two amendments to the Articles of Incorporation. Abstentions and broker non-votes have the same effect as a vote against the proposals.

Ratification of the Appointment of the Independent Registered Public Accounting Firm. The proposal to ratify the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for 2010 will be adopted if a majority of the shares present in person or by proxy and entitled to vote are cast FOR the proposal. You may vote FOR, AGAINST or ABSTAIN from approving the proposal. Abstentions and broker non-votes will have no effect on the outcome of the proposal.

PROPOSAL NO. 1 - ELECTION OF DIRECTORS

The Company’s Articles of Incorporation provide that the number of directors will be not less than six (6), with the number of directors to be established in accordance with the Company’s Bylaws. The Company’s Bylaws currently provide for a board of eight (8) to twelve (12) directors, with the specific number of directors to be established by board resolution. As a result of R. Jay Tejera’s resignation from the Board in February 2010, the size of the Board was reduced to nine (9). Accordingly, by resolution, the Board of Directors established the number of directors for election at the 2010 Annual Meeting at nine (9). The Articles of Incorporation provide that directors are elected annually for one-year terms.

The Governance/Nominating Committee has recommended to the Board, and the Board has nominated for election to the Board the persons listed below to serve for one-year terms or until their successors are elected and qualified.

If any of the nominees should refuse or be unable to serve, your Proxy will be voted for such persons as are designated by the Board of Directors to replace any such nominee. The Board of Directors presently has no knowledge that any nominee will refuse or be unable to serve. As of the date of this Proxy Statement, all directors of the Company also served as directors of the Bank.

Nominees for Director

Robert Ballin, 68, has been a director of the Company and Bank since 1999 and 1980, respectively, and served as Chair of the Board since 2000. Mr. Ballin is a consultant in the surety business for the wood products industry and is a partner in Ward Insurance. Prior to his position at Ward Insurance, Mr. Ballin served as Chairman of Willis, Eugene, a large insurance brokerage office. Among other professional interests, Mr. Ballin has served on numerous community and philanthropic boards. As a long time Eugene resident, he provides an important perspective with regard to the greater Eugene market, one of the Bank’s three primary markets. Having served as a Bank and Company director for many years, his experience in all economic cycles is particularly valuable. Mr. Ballin’s experience in the wood products industry provides valuable insight and knowledge in an industry of significant importance to the Northwest, and his experience in insurance underwriting provides board oversight of the Bank’s credit underwriting practices.

Hal Brown, 56, currently serves as the Chief Executive Officer of the Company and the Bank. He was elected a director of both the Company and the Bank in August 2002 following his July 2002 appointment as President and Chief Executive Officer of the Company and the Bank. In 2006 and 2007, respectively, Mr. Brown relinquished his position as President of the Bank and the Company to the current President, Roger Busse. Prior to 2002, Mr. Brown served as the Executive Vice President and Chief Operating Officer of the Company and the Bank from 1999, and prior to that served as the Senior Vice President and Chief Financial Officer of the Company and the Bank from 1996. He began his career with the Bank in 1985 as Cashier. Mr. Brown currently serves on the board of PacificSource Health Plans and formerly served on the boards of the United Way of Lane County and ShelterCare, an organization serving the housing needs of homeless families and adults with severe and persistent mental disabilities. The Board believes the CEO should serve as a director as the primary liaison between the Board and management and as the executive with overall responsibility for executing the strategic plan.

Cathi Hatch, 60, has been a director of both the Company and the Bank since 2006. Ms. Hatch is the founder and CEO of ZINO Society, an organization focused on connecting entrepreneurs with accredited investors. She has held executive positions and consulted in the restaurant industry for more than twenty-five years, including her role of director of operations for Schwartz Brothers Restaurants and regional vice president for Restaurants Unlimited, Inc. She currently holds or has held board positions on a number of for-profit and nonprofit boards including Pacific Northwest Ballet, YMCA, Seattle Symphony Orchestra, PONCHO and United Way of King County. Ms. Hatch has served as the president of HatchMatch, a consulting business that works with business and nonprofits to maximize the impact of philanthropy in the community, and has served as a facilitator and trainer for a variety of companies. Ms. Hatch is a long time Puget Sound resident and provides an important perspective with regard to the greater Seattle market, one of the Bank’s three primary and newest markets. Ms. Hatch’s experience and connection with nonprofit organizations is of particular importance, as this is one of the Bank’s primary business segments. In addition Ms. Hatch’s access to high net worth investors and emerging businesses provide the Bank with additional marketing opportunities.

Michael E. Heijer, 50, has been a director of both the Company and Bank since 2005, following the acquisition of NWB Financial Corporation. Mr. Heijer was a founder of Northwest Business Bank and served on the boards of directors of NWB Financial Corporation and Northwest Business Bank until their acquisition by the Company in November 2005. He has more than 20 years experience in Pacific Northwest hotel and commercial real estate development and is the owner of GranCorp, Inc., a commercial real estate investment company with investments in the Pacific Northwest which he formed in April 1986. Mr. Heijer is also a founder and part owner of Teris LLC, formerly American Legal Copy, a litigation support services company serving the West Coast that was formed in 1996. He holds a bachelor’s degree in economics from the University of California at Berkeley. Mr. Heijer is a long time Puget Sound resident and provides an important perspective with regard to the larger Seattle market, one of the Company’s three primary and newest market. Mr. Heijer’s real estate and entrepreneurial business experiences in the Portland and Seattle markets are particularly beneficial to the Board.

Michael S. Holcomb, 66, has been a director of the Company and Bank since 1999 and 1997, respectively. Mr. Holcomb is the Managing Partner of Berjac of Oregon, a Northwest Premium Financing Company for commercial insurance premiums. Prior to joining Berjac, Mr. Holcomb was a commissioned officer in the United States Air Force. Among other professional interests, Mr. Holcomb is involved in the Downtown Rotary and the Eugene Executive Association. Mr. Holcomb is a long time Eugene resident, one of the Company’s three primary markets, and his knowledge of the greater Eugene market provides valuable insight within that market. Mr. Holcomb’s credit underwriting and general business knowledge are also of a particular benefit to the Board.

Michael D. Holzgang, 52, has been a director of both the Company and Bank since 2002 and currently serves as the chair of the Governance/Nominating Committee. Mr. Holzgang serves as Senior Vice President of Colliers International, a global real estate services firm. Prior to joining Colliers International in 2001, Mr. Holzgang worked with Cushman and Wakefield of Oregon, also a global real estate firm, for nearly 20 years. Among other volunteer board service, Mr. Holzgang is the past President of the Boys and Girls Clubs of Portland and former Chairman of the board of directors for Medical Teams International, an international disaster relief agency. Mr. Holzgang is a long time Portland resident, one of the Bank’s three primary markets, and his knowledge of the Portland market provides a valuable perspective with regard to this market. Mr. Holzgang’s real estate and non profit experience in the Portland market is of a particular benefit to the Board.

Donald L. Krahmer, Jr., 52, has been a director of both the Company and Bank since 2002, and currently serves as the chair of the Audit Committee. Mr. Krahmer is a shareholder of the law firm Schwabe, Williamson and Wyatt, P.C. specializing in corporate law and mergers and acquisitions. At Schwabe, he chairs the firm’s Technology and Business Practice. Prior to joining Schwabe in 2003, Mr. Krahmer was a partner at Black Helterline, LLP and had held various management positions with Endeavour Capital, PacifiCorp Financial Services, PacifiCorp and U.S. Bancorp. Mr. Krahmer serves as a member of the board of directors of the Portland Business Alliance and Greenlight Greater Portland and he serves as a technical advisor to the Oregon Innovation Council which brings together leaders from private businesses, higher education and the public sector to drive innovation strategy. Mr. Krahmer also serves on the board of trustees of Jesuit High School in Portland Oregon and the board of directors of the Boy Scouts of America Cascade Pacific Council. Mr. Krahmer is a member of the American Bar Association’s Business Law Section and its Corporate Governance, Venture Capital and Private Equity and Negotiated Acquisitions committees. Mr. Krahmer is a long-time Pacific Northwest resident who has spent time in the bank’s three markets of Portland, Eugene and Seattle, and provides important perspective in all of these marketplaces. Mr. Krahmer’s extensive network of business and personal contacts within these markets provides valuable assistance in the Company’s business development efforts. Mr. Krahmer’s board, strategic and financial experience qualifies him with the expertise needed for his service to the Board as well as his position of Audit Committee chair. Additionally, his background as an advisor to many Pacific Northwest businesses, entrepreneurs, executives and corporate boards provides a unique perspective to the Board.

Donald G. Montgomery, 70, has been a director of the Company and Bank since 1999 and 1996, respectively, Vice Chair of the Board since 2000, and currently serves as the chair of the Compensation Committee. Mr. Montgomery is a private investor and formerly served as the Chief Operating Officer of the Timber Products Company, a privately owned wood products production and sales company retiring in 2002. Prior to joining Timber Products, Mr. Montgomery worked for Kings Table International as Chief Operating Officer. Mr. Montgomery is a long time Eugene resident and provides an important perspective with regard to the greater Eugene market, one of the Bank’s three primary markets. Mr. Montgomery’s experience as a public company executive brings strong operational and financial expertise to the Board, and contributes greatly in developing the Company’s investor relations strategy. His many years of compensation policy and human resource management experience provide the Board with a good overall perspective of these compensation, social and governance issues.

John H. Rickman, 68, has been a director of both the Company and Bank since 2003 and serves as the chair of the Company’s Asset and Liability Committee. Mr. Rickman worked for U.S. Bank for 38 years, serving as head of the bank’s Oregon commercial lending group, and until his retirement in 2001, was the State President of U.S. Bank, Oregon. Mr. Rickman has been involved with numerous civic and professional organizations including: the executive committee of the Portland Chamber, United Way campaign cabinet committee, member of the SOLV-Founders Circle, and Goodwill industries of Columbia-Willamette. He previously served on the board of the Oregon Business Council, the Association for Portland Progress, co-chair of the Oregon Mentoring Initiative, and the Portland Oregon Sports Authority. He is a past chairman of the Oregon Bankers Association. Mr. Rickman is a long time Portland resident and provides an important perspective with regard to the greater Portland market, one of the Bank’s three primary markets. Mr. Rickman’s large-bank experience in asset and liability management, credit underwriting, loan portfolio and personnel management is of particular benefit to the Board and his marketing and business development experience is a valuable resource to Company personnel.

The Board of Directors recommends that you vote FOR the nominees to be elected as directors.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board of Directors is committed to good business practices, transparency in financial reporting and high standards of corporate governance. The Company operates within a comprehensive plan of corporate governance for the purpose of defining responsibilities, setting high standards of professional and personal conduct and assuring compliance with such responsibilities and standards. The Board periodically reviews the Company’s governance policies and practices against those suggested by various groups or authorities active in corporate governance and practices of other companies, as well as the requirements of applicable securities laws and the listing standards of The NASDAQ Stock Market (“NASDAQ”).

Board Leadership Structure

The Board of Directors is committed to maintaining an independent Board and for many years, a majority of our Board has been comprised of independent directors. It has further been the Company’s practice to separate the duties of Chairman and Chief Executive Officer. In keeping with good corporate governance practices, at this time the Board believes that the separation of the duties of Chairman and Chief Executive Officer eliminates any inherent conflict of interest that may arise when the roles are combined, and that an independent director who has not served as an executive of the Company can best provide the necessary leadership and objectivity required as Chairman.

Director Qualifications

The Board of Directors believes that it is necessary for each of the Company’s directors to possess many qualities and skills. All of our directors bring to our Board a wealth of leadership experience derived from their service in a variety of professional and executive positions and extensive board experience.

The Corporate Governance/Nominating Committee is responsible for the oversight and nomination process for director nominees. The Committee has not adopted formal “director qualification standards” for Committee-recommended nominees. However, the Committee annually reviews the experience, qualifications, attributes and skills of each director and nominee as part of its evaluation of whether these are the right individuals to serve on the Company’s Board to help the Company successfully meet its long-term strategic plans. Because each director of the Company must be re-elected annually, the Committee has an annual opportunity to assess these factors and, if appropriate, determine not to re-nominate any director. A more detailed discussion regarding the considerations given by the Committee when considering director nominees is set forth below in the section entitled “Information Regarding the Board of Directors and Its Committees—Certain Committees of the Board of Directors—Corporate Governance/Nominating Committee.”

The director biographical information set forth above summarizes the experience, qualifications, attributes and skills that the Company believes qualifies each director to serve on the Board. The Governance/Nominating Committee finds each of the respective director’s professional and business acumen and board experience beneficial to the Company and the Board.

Code of Ethics and Corporate Governance Documents

The Company maintains a Code of Ethics for Senior Financial Officers, which applies to its principal executive officer, principal financial officer, principal accounting officer or controller, and any persons performing similar functions.

You can access the current charters and policies, including the Code of Ethics for Senior Financial Officers, Articles of Incorporation, Bylaws, and Audit, Compensation and Corporate Governance/Nominating Committee charters by visiting the Company’s Web site and clicking on the Governance Documents link within the Investor Relations section on the Company’s Web site at www.therightbank.com.

Director Independence

With the assistance of legal counsel to the Company, the Corporate Governance/Nominating Committee has reviewed the applicable legal standards for Board and Board committee member independence, and the criteria applied to determine “audit committee financial expert” status. The Committee has also reviewed a summary of the answers to annual questionnaires completed by each of the directors, which also included any potential director-affiliated transactions.

The Board then analyzed the independence of each director and nominee and has determined that the following members of the Board meet the applicable laws and listing standards regarding “independence” as defined by the NASDAQ listing standards, and that each such director is free of relationships that would interfere with the individual exercise of independent judgment. In determining the independence of each director, the Board considered many factors, including any lending arrangements with the directors, each of which were made on the same terms as comparable transactions made with persons unaffiliated with the Company. Such arrangements are discussed in detail in the section entitled “Transactions with Management.”

Based on these standards, the Board determined that all of the following non-employee director nominees, (including former directors Larry Campbell who retired at the 2009 Annual meeting and R. Jay Tejera who resigned from the board in February 2010), are independent:

Robert Ballin	Michael Holzgang
Cathi Hatch	Donald Krahmer, Jr.
Michael E. Heijer	Donald Montgomery
Michael Holcomb	John H. Rickman

Based on these same standards, the Board determined that Hal Brown, who serves as the Chief Executive Officer of the Company, is not independent because he is an executive officer of the Company.

Shareholder Communication with the Board of Directors

The Company and the Board of Directors welcome communication from shareholders and have established a formal method for receiving such communication. The preferred method is by e-mail and can be most conveniently done by visiting the Company’s Web site and clicking on the Shareholder Communications link within the Investor Relations section on the Company’s Web site (www.therightbank.com). By further clicking on Shareholder Communications, an e-mail dialog box will be made available for shareholder comments. The e-mail is sent to the Board Chair with a copy sent to the Company’s Chief Executive Officer.

For shareholders who do not have access to the Company’s Web site, communications with the Board may also be made by writing to the Chair of the Board, c/o the Corporate Secretary, Pacific Continental Corporation, P.O. Box 10727, Eugene, Oregon 97440-2727. A copy of such written communication will also be made available to the Company’s Chief Executive Officer.

If the Chairman and the Chief Executive Officer determine the communication, whether received by e-mail or mail, is relevant to the Company’s operations and policies, such communication will be presented to the appropriate Committee or entire Board for review and consideration.

INFORMATION REGARDING THE BOARD OF

DIRECTORS AND ITS COMMITTEES

The following sets forth information concerning the Board of Directors and certain Committees of the Company for the year ended December 31, 2009.

Board of Directors

The Company held fourteen (14) Board meetings in 2009. Each director attended at least 75% percent of the aggregate of (i) the total number of meetings of the Boards of Directors, and (ii) the total number of meetings held by all committees on which he or she served. During 2009 the Board of Directors met three (3) times in executive session, without management present. The Company does not require, but expects the directors to attend the Annual Meeting of Shareholders, and at the 2009 Annual Meeting all serving directors of the Company were in attendance.

Board Authority for Risk Oversight

The Board has ultimate authority and responsibility for overseeing risk management of the Company. Some aspects of risk oversight are fulfilled at the full Board level. For example, quarterly the Board receives a comprehensive Enterprise Risk Management Report. Additionally the Board, or a committee of the Board, receives specific periodic reports from executive management on credit risk, liquidity risk, interest rate risk, capital risk, operational risk and economic risk. The Audit Committee oversees financial, accounting and internal control risk management. The head of the Company’s internal audit function and the independent registered public accounting firm, report directly to the Audit Committee. The Compensation Committee oversees the management of risks that may be posed by the Company’s compensation practices and programs.

Certain Committees of the Board of Directors

The Company and Bank Boards have jointly established, among others, an Audit Committee, Compensation Committee, and a Corporate Governance/Nominating Committee. Each committee operates under a formal written charter approved by the respective Committee and adopted by the Board of Directors. Copies of these respective charters are posted on the Company’s Web site.

The following table shows the membership of the various committees during the year 2009.

Committee Membership

Name	Audit	Compensation	Corporate Governance/ Nominating
Robert Ballin	☐	☐	☒
Larry Campbell [1]	☐	☒	☐
Cathi Hatch	☒	☐	☐
Michael Heijer	☒	☐	☒
Michael Holcomb	☒	☒	☐
Michael Holzgang [1]	☒	☒	☒*
Donald Krahmer, Jr.	☒*	☐	☒
Donald Montgomery	☐	☒*	☒
John Rickman	☐	☒	☒
R. Jay Tejera [2]	☒	☒	☐

*	Committee Chair
[1]

Mr. Campbell served on the Compensation Committee until his retirement from the Board at the 2009 annual meeting, at which time, Mr. Holzgang changed from being a member of the Audit Committee to a member of the Compensation Committee.

[2]	Mr. Tejera served on the Audit and Compensation Committees until his resignation in February 2010.

Audit Committee. During the fiscal year ended December 31, 2009, the Audit Committee was comprised of five directors. Mr. Tejera served on the Audit Committee until his resignation in February 2010, leaving the committee with four directors, each of whom is considered “independent” as defined by the NASDAQ listing standards and applicable SEC rules. The Committee held sixteen (16) meetings during the year. The Board of Directors has determined that director Krahmer meets the definition of “audit committee financial expert” as defined by SEC rules. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the outside auditors performing or issuing an audit report, and approves the engagement and fees for all audit and non-audit functions, with the independent auditors reporting directly to the Audit Committee. The responsibilities of the Audit Committee include overseeing (i) the integrity of the Company’s financial statements, which includes reviewing the scope and results of the annual audit by the independent auditors, any recommendations of the independent auditors and management’s response to such recommendations, and the accounting principles being applied by the Company in financial reporting; (ii) the establishment of procedures for the receipt, retention and treatment of accounting controls; (iii) the reports of bank regulatory authorities and reporting its conclusions to the Board; (iv) the procedures with respect to the records and business practices of the Company and the Bank; (v) the adequacy and implementation of the internal auditing, accounting and financial controls; (vi) the independent auditor’s qualifications and independence; and (vii) compliance with the Company’s legal and regulatory requirements.

The Audit Committee oversees and evaluates the adequacy of the Company’s internal and disclosure controls, however, management is responsible for developing and implementing the internal controls and the financial reporting process. The independent accountants are responsible for performing an audit of the consolidated financial statements in accordance with generally accepted auditing standards and then issuing a report thereon. The Committee’s responsibility is to monitor and oversee this process.

Compensation Committee. During the fiscal year ended December 31, 2009, the Compensation Committee was comprised of five directors. Mr. Tejera served on the Compensation Committee until his resignation in February 2010, leaving the committee with four directors, each of whom satisfies the independence criteria under the NASDAQ listing standards and applicable rules of the SEC and IRS. The Committee held eight (8) meetings during the year.

The Compensation Committee reviews and approves the Company’s retirement and benefit plans, determines the salary and incentive compensation for the Chief Executive Officer and certain other executive officers, and establishes compensation for directors. The Committee reviews the performance and establishes the compensation of the Chief Executive Officer and Chief Operating Officer, following discussions with those individuals and the members of the Board of Directors. For other executive officers the Committee reviews recommendations from the Chief Executive Officer, President/Chief Operating Officer and the Human Resources Director. The Committee may engage outside consultants to assist the members in making peer comparisons and determining industry “best practices.” The Committee uses a consolidated approach and looks at all types of compensation including base salary, incentive cash bonuses and equity compensation and perquisites. Maximum incentive cash bonuses and equity compensation grants are established as a percentage of base salary. Incentive compensation is awarded based on the executive having achieved specific established performance objectives in amounts ranging from 0 to 100 percent of the maximum incentive. Currently the Company has not provided for defined pension benefits or deferred compensation.

In addition to establishing the compensation for the Chief Executive Officer and the key executives, the Committee considers recommendations from the Chief Executive, President/Chief Operating Officer and the Human Resource Director and approves, in total, the compensation levels for all other bank officers. The Committee also, in consultation with the Chief Executive Officer, President/Chief Operating Officer, and the Human Resource Director, establishes the annual overall salary budget for the Bank. The Chair of the Committee reports to the full Board the actions of the Committee.

The Compensation Committee is also responsible for establishing the compensation for members of the Board of Directors. The Committee has established board retainer fees and committee meeting fees as well as retainer fees for certain committee chairs. In addition to cash compensation, the Committee considers equity grant awards for directors.

Additional information regarding executive and director compensation is discussed in sections titled “Compensation Discussion and Analysis,” “Executive Compensation,” and “Director Compensation.”

Corporate Governance/Nominating Committee. The Corporate Governance/Nominating Committee is currently comprised of six directors, each of whom is considered “independent” as defined by the NASDAQ listing standards. The Committee held four (4) meetings during the year.

The Committee reviews and considers various corporate governance standards as suggested by evolving best practices, the needs of the Company and its shareholders, or required by SEC, NASDAQ and other regulatory agencies and makes recommendations to the full Board as it deems appropriate. The Committee is responsible for reviewing the Company code of ethics and committee charters, defining board member expectations and independence, reviewing and approving related party transactions, and overseeing board and committee self evaluations. In addition, the Committee recommends to the full Board a slate of director nominees for election at the Company’s annual meeting of shareholders.

The Corporate Governance/Nominating Committee will consider nominees recommended by shareholders, provided that the recommendations are made in accordance with the procedures described in this Proxy Statement under “Information Concerning Shareholder Proposals and Director Nominations.” The Committee evaluates all candidates, including shareholder-proposed candidates, using generally the same methods and criteria, although those methods and criteria are not standardized and may vary from time to time.

In deciding whether to recommend incumbent directors for re-nomination, the Committee evaluates the Company’s evolving needs, and assesses the effectiveness and contributions of its existing directors through annual director evaluations. The Committee is authorized to establish guidelines for the qualification, evaluation and selection of new directors to serve on the Board. The Committee has not adopted specific minimum qualifications for committee-recommended nominees, nor has the Committee adopted a formal policy relating to Board diversity, although the committee and the Board value a diversity of backgrounds, professional experience and skills among directors. The Committee instead evaluates each nominee on a case-by-case basis, including assessment of each nominee’s business experience, involvement in the communities served by the Company, independence and special skills. The Corporate Governance/Nominating Committee also evaluates whether the nominee’s skills are complementary to existing Board members’ skills, and the Board’s need for operational, management, financial, technological or other expertise, as well as geographical representation within the Company’s market areas.

COMMITTEE REPORTS

Audit Committee Report

The following is a report of the Audit Committee of the Board of Directors, which is responsible for establishing and administering the Company’s internal controls. The Audit Committee has met and held discussions with management and the Company’s independent accountants. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Committee has reviewed and discussed the audited consolidated financial statements with management and the independent accountants. The Committee has also discussed with the independent accountants matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

The independent accountants provided to the Committee the written disclosures and the letter from the independent accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence. The Committee discussed with the independent accountants that firm’s independence.

Based on the Committee’s review of the audited consolidated financial statements and the various discussions with management and the independent accountants noted above, the Committee determined to include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, filed with the SEC.

The Director of Internal Audit reports directly to the Audit Committee of the Board of Directors. During 2009, the Director of the Internal Audit worked under the direction of the Audit Committee to assist in managing all aspects of the auditing function including management of the internal audit department and coordination of all outsourced external auditors and consultants retained by the Audit Committee. The Audit Committee is directly responsible for setting compensation of the Director of

Internal Audit, review and approval of a budget for the internal audit department, review and approval of an annual audit plan for the Bank and the Company and review and approval of all audits completed by the internal audit department, outside auditors and contractors.

In 2008 and 2009, the Audit Committee implemented and held training and planning retreats with directors, internal audit staff and management for Audit Committee planning and director education. Directors are encouraged to participate in director education programs.

During 2009 management, in consultation with the Audit Committee, continued to refine the Enterprise Risk Management program established in 2008. Enterprise Risk Management is an emerging best practice that encompasses a formal review of company-wide risks in a comprehensive evaluation format. This format allows for management and the board to observe the Company’s current risk profile and any emerging trends that can then be used to best apply available or new mitigating resources. Enterprise Risk Management is headed by the Chief Operating Officer under the direction of the Audit Committee. It is expected that responsibility for the management of the program will at some later date be assigned to a Senior Risk Management Officer who will report findings to an existing or new board committee.

Audit Committee

Donald L. Krahmer, Jr. (Chair)

Cathi Hatch

Michael Heijer

Michael S. Holcomb

Compensation Committee Report

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) required by Item 402(b) of Regulation S-K with management, and based on that review and discussions, the Compensation Committee recommended to the Board that the CD&A be included as part of this Proxy Statement and 2009 Annual 10-K Report.

Compensation Committee

Donald G. Montgomery (Chair)

Michael S. Holcomb

Michael Holzgang

John Rickman

Corporate Governance/Nominating Committee Report

The following is a report of the Corporate Governance/Nominating Committee of the Board of Directors, which is responsible for the Company’s review and consideration of corporate governance standards, related person transactions and for selecting the annual slate of director nominees.

The Corporate Governance/Nominating Committee is responsible for reviewing with the Board, on an annual basis, the requisite skills and characteristics Board members should possess as well as the composition of the Board as a whole. This review includes an assessment of the absence or presence of material relationships with the Company which might impact independence, as well as consideration of diversity, skills, experience, time available and the number of other boards the member serves in the context of the needs of the Board and the Company, and such other criteria as the Committee shall determine to be relevant at the time. The Corporate Governance/Nominating Committee recommends nominees and number of directorships to the Board in accordance with the foregoing and the policies and principles in its charter.

The Committee recommends to the Board the number of director nominees required for the forthcoming year. When considering director nominations, the Corporate Governance/Nominating Committee will give equal consideration to director candidates nominated by shareholders and the Committee’s own candidates, provided that the shareholder recommendations are made in accordance with the procedures described in this Proxy Statement under “Information Concerning Shareholder Proposals and Director Nominations.” Candidates will be interviewed by the Committee (any expenses are the responsibility of the candidate) to evaluate the candidate’s competencies, business acumen, community visibility, Company share ownership, and such other criteria as the Committee shall determine to be relevant at the time. Current directors standing for re-election are not required to participate in an interview process.

In considering the slate of directors to be recommended to shareholders at the 2010 Annual Meeting, the Committee recommended that as a result of R. Jay Tejera’s resignation, the size of the Board be reduced to nine (9), and recommended to the full Board for nomination the current slate of directors for re-election at the 2010 Annual Meeting.

The Committee annually reviews emerging governance issues and considers governance “best practices” within financial institutions and other public companies with the advice of counsel. The Committee concluded after its most recent review that the Company’s current policies were adequate and that it was not necessary to recommend any additional changes. The Committee did recommend, and the full Board concurred, that the shareholders be asked to ratify the Company’s Audit Committee selection of Moss Adams LLP to serve as the Company’s independent registered public accounting firm for the 2010 fiscal year.

Corporate Governance/Nominating Committee

Michael Holzgang (Chair)

Robert A. Ballin

Michael Heijer

Donald L. Krahmer, Jr.

Donald G. Montgomery

John Rickman

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table on the following page shows, as of February 15, 2010, the amount of common stock beneficially owned by (a) the executive officers named in the Summary Compensation Table (“named executive officers”); (b) each director; (c) all of the Company’s directors and executive officers as a group; and (d) all persons who are beneficial owners of five percent or more of the Company’s common stock. Beneficial ownership is a technical term broadly defined by the SEC to mean more than ownership in the usual sense. In general, beneficial ownership includes any shares a director or executive officer can vote or transfer and stock options that are exercisable currently or become exercisable within 60 days. Except as noted below, each holder has sole voting and investment power for all shares shown as beneficially owned. Where beneficial ownership was less than one percent of all outstanding shares, the percentage is not reflected in the table.

Security Ownership of Certain Beneficial Owners and Management

Name	Position with Company	Number of Shares (1)(2)		Percentage of Shares
Executive Officers and Directors
Hal M. Brown	Director, Chief Executive Officer	258,274	(3)	1.40%
Roger Busse	President/Chief Operating Officer	30,424		*
Michael Reynolds	Executive Vice President, Chief Financial Officer	26,885	(4)	*
Charlotte Boxer	President, Director of Commercial Real Estate	14,701		*
Daniel J. Hempy	President, Director of the Greater Portland Market	64,757		*
Robert A. Ballin	Chair of the Board	450,535	(5)	2.45%
Cathi Hatch	Director	3,930		*
Michael E. Heijer	Director	61,730	(6)	*
Michael S. Holcomb	Director	180,434	(7)	*
Michael D. Holzgang	Director	14,928		*
Donald L. Krahmer, Jr.	Director	10,530		*
Donald G. Montgomery	Vice Chair of the Board	53,714		*
John H. Rickman	Director	36,112		*
Directors and executive officers as a group (19 persons)		1,206,954	(8)	6.49%
* Represents less than 1% of the Company’s outstanding common stock

(1)     Share amounts include options to acquire shares that are exercisable within 60 days as follows: Brown 48,787; Busse 25,230; Reynolds 11,032; Boxer 14,701; Hempy 51,571; Ballin 5,630; Hatch 2,880; Heijer 8,391; Holcomb 5,630; Holzgang 5,630; Krahmer 5,630; Montgomery 5,630; and Rickman 5,630 shares.

(2)     Share amounts include shares of Company common stock owned “jointly with spouse” as follows: Reynolds 15,523; Busse 5,194; Hempy 13,186; Ballin 191,783; Heijer 37,918; Holcomb 146,885; Holzgang 9,298 and Rickman 30,482.

(3)     Includes 104,744 shares held by spouse.

(4)     Includes 330 shares held by spouse.

(5)     Includes 600 shares held in trust for grandchildren.

(6)     Includes 3,171 shares held as custodian for children.

(7)     Includes 115,116 shares pledged as collateral for a loan: 16,716 shares held jointly with child; and 1,364 shares held by spouse.

(8)     Includes 196,372 shares subject to options that could be exercised within 60 days.

5% Shareholder

Columbia Wanger Asset Management, L.P 227 West Monroe Street, Suite 3000 Chicago, IL 60606		1,429,305		7.8%
Wellington Management Company 75 State Street Boston, MA 02109		1,088,100		5.92%

MANAGEMENT

Executive Officers who are not Directors

The following table sets forth information with respect to the executive officers who are not director nominees or directors of the Company, including their employment history.

Name	Age	Position with Bank and Five Year Employment History	Tenure as an Officer of the Bank
Charlotte Boxer	59	President, Director of Commercial Real Estate since 2008 and Executive Vice President, Director of Commercial Real Estate since 2004 (1)	2004
Roger Busse	54	President and Chief Operating Officer of the Company since 2007 and of the Bank since 2006 (2)	2003
Mitchell J. Hagstrom	53	President and Director of the Greater Eugene Market since 2008, and Executive Vice President and Director of Lane County Operations since 2004 (2)	1988
Patricia Haxby	59	Executive Vice President and Chief Information Officer since 2002 (4)	1985
Daniel J. Hempy	50	President, Director of the Greater Portland Market since 2008 and Executive Vice President, Director of Portland Operations since 2004(5)	2002
Casey Hogan	51	Executive Vice President and Chief Credit Officer since 2006 (6)	1995
Michael Reynolds	58	Executive Vice President and Chief Financial Officer of Company and Bank since 2004 (7)	1998
Basant Singh	53	President and Director of the Greater Seattle Market since 2008 and Executive Vice President and Director of Seattle Operations since 2006 (8)	2005
Rachel Ulrich	44	Executive Vice President and Director of Human Resources since 2008 (9)	2008

(1)	Ms. Boxer previously served as the regional manager for the Real Estate Industries Division for the Bank of the West.
(2)	Mr. Busse was promoted to President of the Company in April 2007; he has served as President and Chief Operating Officer of the Bank since 2006. Mr. Busse previously worked for US Bank for 25 years serving in a variety of credit administration and commercial lending positions.
(3)	Prior to his appointment in 2004, Mr. Hagstrom was responsible for deposit and loan growth throughout the Lane county market, serving in a market leadership role since he joined the Company in 1988.
(4)	Ms. Haxby has been responsible for the development of bank operations, data processing and technology support since she joined the Company in 1977.
(5)	Prior to joining the bank in 2002 and his appointment in 2004, Mr. Hempy worked for US Bank for 24 years serving in commercial lending and leadership positions.
(6)	Prior to his appointment in 2006, Mr. Hogan served in various capacities with the Bank including commercial lending and credit administration. He joined the Company in 1995 after serving as a lender for Idaho First National Bank for 18 years.
(7)	Mr. Reynolds joined the Bank in 1998 and has served as the Chief Financial Officer since that time. Prior to joining the Company, Mr. Reynolds spent 17 years in the corporate finance divisions of First Interstate and US National Banks.
(8)	Mr. Singh previously served as President and CEO of NWB Financial Corporation and its subsidiary, Northwest Business Bank until such entities were acquired by the Company in November of 2005.
(9)	Ms. Ulrich previously served as Executive Vice President and Human Resource Director for First Federal Bank of the Midwest and its bank holding company, First Defiance Financial Corporation for 12 years.

COMPENSATION DISCUSSION AND ANALYSIS

General

The Company’s Board of Directors has established a Compensation Committee (“Committee”) which is responsible for establishing and administering the Company’s executive and director compensation. The Committee consists only of independent directors and operates under a formal written charter approved by the Committee and adopted by the Board of Directors.

Executive Compensation Philosophy and Objectives

The Committee strives to design compensation programs that attract and retain the best available talent while efficiently utilizing available resources. The Committee seeks to compensate employees with a pay and benefits package that is competitive in the marketplace, appropriately reflects varying levels of responsibility within the Company, and is aligned with the interests of shareholders. The process for establishing executive compensation consists of targeting overall compensation, and then allocating that compensation among base salary and short- and long-term incentive compensation (provided through cash incentive bonus opportunity and equity compensation, respectively) that drives behavior toward objectives that are aligned with shareholder interests. In establishing incentive compensation arrangements for its executive officers, the Committee has made reasonable efforts to ensure that such arrangements do not encourage such executive officers to take unnecessary and excessive risks that could threaten the value of the Company, either in the short or the long term.

Targeted Overall Compensation

To assist the Committee in establishing 2009 targeted aggregate levels of compensation, the Committee relied upon information derived from publicly available proxy statements of similarly sized and geographically situated financial institutions, the 2006 Clark Consulting compensation evaluation study (“Clark Study”), the Milliman 2008-2009 Northwest Financial Industry Salary Survey and its own independent evaluation. In determining overall compensation levels, the Clark Study identified a target peer group of 20 publicly traded banks primarily in Oregon, Washington and California (“Peer Group”)1. Using this information as a reference, the Committee performed an independent analysis and established the target compensation for executive management. During 2009 there were no material changes made to the 2008 methodology. For 2009 that methodology included a comprehensive evaluation of total compensation and the principle that a meaningful portion of the executive’s pay should be in the form of incentive compensation that is tied to the short- and long-term best interests of the Company and its shareholders. Total direct compensation for executives has three components, each of which is discussed more fully below: a competitive base salary, a potential incentive cash bonus, and a potential equity grant.

Total Compensation, Allocation among Components. Under the Committee’s compensation structure, the mix of base salary, incentive cash bonus opportunity, and long-term incentive compensation in the form of equity compensation varies depending upon the employment level and the degree to which the position can influence short- and long-term performance. In allocating compensation among these

[1]

The Clark Study Peer Group consisted of the following 20 companies: American River Bankshares, Bank of Marin, BWC Financial Corp., Community Bancorp, Inc., Desert Community Bank, First Northern Community Bancorp, North Bay Bancorp, North Valley Bancorp, Pacific Mercantile Bancorp, Southwest Community Bancorp, Foothill Independent Bancorp, Temecula Valley Bancorp and United Security Bancshares, in California; City Bank, Heritage Financial Corporation, Riverview Bancorp, Inc. and Washington Banking Company in Washington; and Columbia Bancorp, Premier West Bancorp in Oregon and Community Bancorp in Nevada.

components, the Committee believes that a relatively greater proportion of the total compensation opportunity of its Chief Executive Officer and President/Chief Operating Officer, the levels of management having the greatest ability to influence the Company’s performance, should be performance-based and variable (which for equity compensation includes appreciation or depreciation in the market price of the Company’s common stock). However, the Committee recognizes that certain critical control positions, such as the Chief Financial Officer, Chief Credit Officer, and the Chief Information Officer should receive a relatively greater portion of their total compensation opportunity in the form of base salary versus incentive compensation to avoid creating incentives that could potentially undermine the exercise of sound judgment in these critical control functions. At other levels of management and staff, the Committee and management establish incentive compensation that includes both cash and equity awards that recognize the achievement of specific individual and departmental/regional performance goals in areas under the control of the employee. Company-wide performance, however, represents a portion of all officer incentive programs.

In leaving the 2009 component allocations unchanged, the Committee relied upon its own evaluation of emerging industry compensation trends and the Clark Study which the Committee considered to be still reliable, especially as it related to total compensation. The Committee considered the percentage of compensation at risk and to what degree the incentive compensation programs might encourage executives to take undue risk, with a view toward ensuring they do not. The allocation made by the Committee is consistent with the results in the Clark Study, which showed executive management with cash incentive opportunities of 15% to 70% of base salary, and the grant date value of equity awards of 16% to 58% of base salary. In retaining the allocation for 2009, the Committee believes its allocations to be consistent with the Committee’s overall compensation philosophy as described above and competitive with other companies in the same industry.

For 2009 the Committee retained the cash incentive and equity opportunities as a percent of base salary as shown below.

	Cash incentive opportunity as a percent of salary	Equity incentive as a percent of salary
Chief Executive Officer	60%	30%
President/Chief Operating Officer	60%	30%
Other Executive Officers	25%-40%	15%-19%

Base Salaries. The Committee provides its executive management a level of assured cash compensation in the form of base salary that the Committee has concluded is competitive in the market, is based upon the experience level of the executive, is consistent with other companies with similar performance and complexity characteristics, and that promotes sound judgment in daily decision making.

Consistent with the Executive Compensation Philosophy and Objectives described above, the Committee, after considering the available data and its own independent analysis, increased the base salaries effective March 1, 2009 for the named executive officers. The salaries for Messrs. Brown and Busse were increased 3.00% to $298,700 and $267,800, respectively. Messrs. Reynolds and Hempy and Ms. Boxer received salary increases of 2.00%, 1.75% and 3.95%, resulting in new base salaries of $163,710, $189,560, and $199,272 respectively.

Incentive Cash Bonuses. The Committee’s practice is to award incentive cash bonuses with payouts tied in whole or in part to achievement of pre-established Company-wide performance objectives. While the Committee believes it is appropriate for payouts to exceed target for exceptional performance, the incentive bonus plan is structured to impose a hard cap on potential payouts in order to ensure that payouts never exceed reasonable levels. For 2009 the performance goals for the Company were based upon four components: (i) achievement of budgeted financial performance for earnings per share, weighted at 25%; (ii) a comparison of financial performance to national and regional peers, using return on assets, also weighted at 25%, (iii) achieving what would turn out to be a very high level of risk ratings from banking regulators on the overall safety and soundness of the Bank (referred to in the industry as the CAMELS ratings), weighted at 35%; and (iv) a subjective assessment of factors that the Committee believes contribute to long-term increases in shareholder value, weighted at 15%.

For 2009, the Committee moved to budgeted financial performance on earnings per share and peer comparisons of return on assets as the financial performance measurements, rather than its historically preferred measure of year-over-year growth in diluted earnings per share compared to peers. The Committee moved away from a peer comparison on earnings per share to a comparison against internally budgeted earnings per share because of the expected volatility in earnings per share results among peers. For 2009, return on assets relative to peers was selected as the best available measurement of comparative management performance during times of extreme economic stress. The Committee continued to believe that an independent measurement of Company risk should be a component of incentive compensation and for 2009 increased the percentage allocation of the risk evaluation to 35% from the 25% used in 2008. Although the Committee established these metrics for the calculation of incentive bonuses, the Committee reserved the authority to adjust the computation to reflect unusual circumstances or exceptional performance. However, no adjustment was made and bonuses were paid according to achievement against the pre-established objectives.

Consistent with the Committee’s approach described above for allocating overall targeted compensation among the four components, the Committee established the 2009 target incentive cash bonus levels for the Chief Executive Officer and Chief Operating Officer at 60% of annual base salary or $179,220 and $160,680, respectively. Target bonus opportunities for the other Named Executive Officers were 25% for Mr.Reynolds, and 40% for Mr. Hempy and Ms. Boxer. 100% of the bonus opportunity for the Chief Executive Officer and President and Chief Operating Officer was based on performance against the Company-wide metrics outlined above and described below. 50% of the bonus opportunity for Mr. Reynolds, and 25% of the opportunity for Mr. Hempy and Ms. Boxer, was based on performance against the Company-wide objectives, with the remainder based on performance against goals specific to their areas of responsibility. For Mr. Reynolds, these goals focused on net interest margin, strengthening capital, managing capital expenditures, providing effective financial forecasts and effectively performing a variety of other responsibilities. For Mr. Hempy, these goals included deposit and loan growth both in the Portland market as a whole and within market segments, and minimizing credit losses in the Portland market. For Ms. Boxer, these goals included deposit stability and growth and effectively managing risk and credit losses within the commercial real estate segment.

Performance Objectives and Results

Budgeted Financial Performance. The target for 100% achievement of this objective was budgeted earnings per share, with maximum and threshold payout opportunities of 110% and 35% of target, respectively, for earnings per share performance within a range of plus or minus 20% of target.

Return on Assets Compared to Peer Group. The return on assets component measured our comparative performance on trailing four-quarter return on average assets for the period ended September 30, 2009 relative to two peer groups: (i) the FDIC’s Uniform Bank Performance Report (“UBPR”) for our peer group of all commercial insured banks with assets between $1 and $3 billion; and (ii) all Washington and Oregon banks covered by the UBPR with assets between $500 million and $2 billion. Overall performance for this component was determined by the average of our performance against each of the two peer groups. We would have had to perform in the range of 85-89th percentile for a 100% payout for this component, with a maximum payout of 120% for the 100th percentile and threshold performance at the 40th percentile for any payout (at 35% of target).

Regulatory Risk Ratings. With respect to the risk rating component, the Committee established goals for the risk ratings received from applicable bank regulatory agencies during the 2009 regularly scheduled safety and soundness examination of the Bank, referred to as the CAMELS ratings (an acronym for the risk categories of capital adequacy, asset quality, management, earnings, liquidity and sensitivity to market risk). As with other components, threshold and maximum payouts of 50% and 100%, respectively, corresponded to different risk ratings; however, no target was set. The CAMELS rating was selected as the best consistently available independent third-party evaluation of Company-wide risk. The specific performance criteria for this component have not been disclosed because the Bank’s CAMELS ratings are highly confidential and disclosing either our ratings, the ratings goals we set for 2009 or our performance against those goals would cause us substantial competitive harm. Moreover, we are required by applicable law to keep the Bank’s CAMELS risk ratings confidential, and disclosing CAMELS ratings goals or performance against those goals could enable third parties to deduce our ratings. The CAMELS risk ratings goals we set for purposes of the 2009 incentive bonus plan were extremely challenging goals in light of the economic environment and the impact it was expected to have (and ultimately did have) on our financial condition and results of operations.

Drivers of Long-Term Shareholder Value. For this component, the Committee selected and subjectively evaluated attributes that the Committee believes contribute to long-term increases in shareholder value. Among these attributes are client satisfaction, new business development, strategic planning and execution, and expense control. Performance for this component was measured through a Committee member survey using a 10-point scale, with a target composite score of 8.0 for 100% payout, and maximum and threshold payouts of 120% and 50% for composite scores of 10.0 and 5.0, respectively.

Cumulative Achievement and Overall Payout.

Overall payout for Company-wide objectives was 31.25% of target. This compares to an 88% payout for 2008 objectives, an indication of the effectiveness of the incentive program to reflect and reward corporate achievement. As noted above, the payouts for Messrs. Brown and Busse were based entirely on performance against these Company-wide objectives, resulting in incentive cash bonuses in the amounts of $56,006 and $50,213, respectively.

As noted above, the payout for other named executive officers was based on both Company-wide performance and the achievement of region/department objectives. Messrs. Hempy and Reynolds and Ms. Boxer achieved 83%, 100% and 88% of their region/department objectives, respectively, which together with performance against Company-wide objectives resulted in 2009 cash incentive bonuses of $53,124, $26,859, and $73,805, respectively.

Equity Compensation. The Committee believes that equity compensation awards to executives and all other employees should be based upon the economic value of the award at the time of grant and should be considered a part of the overall targeted compensation. The Committee views annual awards of equity compensation as being appropriate to provide a continuous incentive to all levels of employees aligned with shareholder interests. Although the Committee views annual equity awards as a best practice, all grants of equity compensation are subject to approval by the full Board of Directors. Further, based upon the prior exercise patterns of executive and employee groups, the Committee determined that different types of equity grants should be awarded based on these patterns of exercise. The Committee considers the individual and Company’s performance in determining the total and individual equity grant awards. The vesting of equity awards is not tied to the achievement of any future goals or objectives. Options and stock appreciation rights expire ten years from the date of grant and vest in 25% increments on each of the first four anniversaries of the grant date.

The Committee determined that the following types of awards were appropriate for different levels of employees.

Executive Management	Incentive stock options
Senior Vice Presidents	Stock appreciation rights settled in stock
Other Officers	Stock appreciation rights settled in stock and cash
All other employees	Stock appreciation rights settled in cash

The basis of the different types of awards to different levels of employees relates to the Committee’s philosophy of encouraging executives and officers who have the most impact on Company performance to become long-term owners of the Company, which aligns their investment interests to those of shareholders. It also rewards non-management employees for overall Company performance with stock appreciation rights settled in cash or Company stock based on the appreciation of the Company’s share price while minimizing the dilutive effect from the exercise of stock options.

Consistent with the Committee’s total compensation approach, the Committee established target equity compensation levels for the Chief Executive Officer, Chief Operating Officer, other executive management, and all other employees based upon the economic value of the equity award at the time of the grant as a percentage of base salary. Actual equity grants are awarded as a percentage of the targeted equity compensation based on several factors, not specifically weighted, including the employee’s attainment of previous year’s individual objectives, consideration of increased employee responsibilities, and a subjective assessment of the employee’s future potential in helping the Company meet its long term goals.

The Committee’s practice is to annually award equity compensation during the first half of each year outside of the periods when the Company restricts insiders from engaging in Company stock transactions. These awards are made as early as practicable in the year, generally February or March, in order to most closely correlate the employee’s previous year’s performance with the equity award. The Compensation Committee’s schedule is determined several months in advance, and the proximity of any awards to earnings announcements or other market events is coincidental.

Based on the results achieved during 2008 and to incent continued strong future performance, the Committee awarded stock options to the named executive officers in April 2009. For Messrs Brown and Busse the Committee approved an option grant with an economic value equal to 26.4% of their base salary, or 88% of the equity opportunity. Messrs. Hempy, Reynolds and Ms. Boxer, the other named executive officers were granted stock options equal to 16.7%, 15% and 18.8% of their respective base salary, or 88%, 100% and 99% of their respective equity opportunity.

Executive Employment, Severance and Change of Control Agreements

The Committee believes that employment, severance and change of control agreements are appropriate for its senior management and top executives. The Company has entered into Employment Agreements with the Chief Executive Officer and the President/Chief Operating Officer that provide for severance payments in the event employment is terminated without cause or for good reason (as defined) and provides for cash payment in the event of a change of control (as defined). The Company has also entered into Change of Control, Severance/Salary Continuation Agreements with certain other executive management and key employees. The Change of Control, Severance/Salary Continuation Agreements provide for cash payments and employment opportunities in the event of a change in control.

The Committee believes that Employment Agreements are an appropriate and effective retention tool, providing the executive with some compensation assurance in the event of employment termination without cause, or for good reason, or in the event of a change of control. The Committee recognizes that it may be difficult for the executive to timely find comparable employment under these circumstances. In the event of termination, these agreements also allow separation from the employer as soon as practicable.

For instance, while it is possible to provide salary continuation to an employee during a job search process, which in some cases may be less expensive than a lump-sum severance payment, the Committee prefers to pay a lump-sum severance payment in order to most cleanly sever the relationship as soon as practicable.

With respect to the change of control provisions in the Employment Agreements and the Change of Control, Severance/Salary Continuation Agreements, the Committee believes that executive management and certain other key employees have contributed significantly to the success of the Company and should be given some degree of economic security in the event of a change of control. Further, it is the Committee’s belief that the interests of shareholders will be best served if the interests of executive management and other key officers are aligned, and providing change of control benefits eliminates, or at least reduces, any potential reluctance of executive management to pursue potential change of control transactions that may be in the best interests of the shareholders. In addition, the Committee believes it is important that in the event of a change of control, the acquiror or surviving entity continues to have the benefit of our executives’ services. Therefore, for those employees with a Change of Control, Severance/Salary Continuation Agreement, salary continuation is incorporated into the agreement. The salary continuation provision allows the acquiring entity to retain employees to assist during the transition and guarantees the executive or officer with a base salary and bonus during this transition. If the acquiring entity chooses not to retain the employees, then the acquiring entity is required to pay in a lump sum, an amount equal to the salary plus targeted bonus for the remainder of the salary continuation period. This payment may be in addition to a change of control payment made at the time of the closing of the transaction. The Committee believes the salary continuation portion of the agreement serves the best interests of shareholders since in a change of control transaction, shareholders may receive stock in the acquiring entity. By allowing the acquiring entity the option to continue the employment of key executives and officers through the salary continuation agreement, the new entity has better prospects for future growth and earnings, which serves the interests of shareholders.

Retirement Plans

We have not offered supplemental retirement or deferred compensation benefits to executives that are not available to all employees generally. The Company has no defined benefit pension plan, but does maintain a 401(k)/Profit Sharing Plan for which the Company matches eligible employee contributions. The Committee uses the annual return on average assets to determine the dollar amount of the employee match. For example, an annual return on average assets (“ROA”) of 0.75% would result in the Company contributing $0.75 for every $1.00 up to 6% of the eligible employee’s compensation. Because the 2009 ROA performance was negative, the Bank made no contributions to the 401(k) Plan for 2009.

Perquisites and Other Benefits

The Committee annually reviews executive management’s perquisites. The primary perquisites for a few members of executive management are the payment of initiation fees and monthly dues for social and athletic clubs. The Committee encourages select executive management and other officers to belong to a social or athletic club so that there is an appropriate entertainment forum available for existing and prospective clients. In addition to select club fees and dues, two members of executive management are provided with Company-owned vehicles. The Committee believes these perquisites are reasonable and a necessary element of a competitive compensation package relative to our peers.

Executive management also participates in the Company’s other benefit plans on the same terms as all other employees. These plans include employer 401(k) contributions, medical and dental insurance, life insurance, and charitable gift matching. Relocation benefits may also be reimbursed, but are individually negotiated as they occur.

EXECUTIVE COMPENSATION

The following table sets forth the compensation paid or accrued during the last three fiscal years to the Chief Executive Officer, Chief Financial Officer, and the next three most highly compensated executive officers in 2009.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Non-Equity Incentive Plan Compensation ($)	Option Awards ($) (2)	All Other Compensation ($) (3)(4)	Total ($)
Hal Brown, Chief Executive Officer	2009 2008 2007	$297,250 290,000 266,858	$56,006 153,120 113,682	$76,560 58,000 71,280	$472 17,998 20,043	$430,288 519,118 471,863

Michael Reynolds, EVP, Chief Financial Officer	2009 2008 2007	$163,175 158,750 147,912	$26,859 36,514 29,334	$24,075 22,500 20,621	$432 12,529 13,326	$214,541 230,293 211,193

Roger Busse, President/Chief Operating Officer	2009 2008 2007	$266,500 259,999 233,812	$50,213 137,280 99,604	$68,640 52,000 57,000	$472 17,998 20,043	$385,825 467,277 410,459

Daniel J. Hempy, President, Director of Portland Operations	2009 2008 2007	$189,017 185,250 178,500	$53,124 65,578 55,316	$31,149 28,044 32,490	$14,065 28,275 33,558	$287,355 307,147 299,864

Charlotte Boxer, President, Director of Commercial Real Estate	2009	$198,010	$73,805	$36,059	$436	$308,310

(1)	Mr. Brown salary and Mr. Hempy’s salaries for 2008 have been adjusted to reflect the deduction of the car expense allowance which is now included in the All Other Compensation column.
(2)	The amount reflects the grant date 10-year fair value of the stock options ($3.017) based on the price of the Company’s common stock at the close of business on April 21, 2009, the date the options were granted. The amounts reported reflect a change in SEC rules, which formerly required reporting the aggregate expense recognized during the year for all equity awards, including awards granted in prior years. Amounts for 2007 and 2008 have been restated in accordance with these new rules. The material terms of the stock options are discussed below. These amounts do not reflect the amounts paid to or realized by the executive. A discussion of the assumptions used in expensing the award values may be found in Note 13 to our 2009 audited financial statements of our Form 10-K.
(3)	Represents the amounts paid to Mr. Hempy in 2009 for car expense allowance in lieu of the use of a company car and life insurance premiums; the amounts for 2008 and 2007 have been adjusted to reflect same.
(4)	The amounts for the executive officers for the years 2008 and 2007 have been adjusted to exclude medical and dental premiums which were previously included and reflect the amounts paid by the Company on behalf of the executives for 401(k) contributions and life insurance premiums. No 401(k) contributions were made for fiscal year 2009.

Equity Compensation

The Company previously maintained an employee stock option plan (“1999 Plan”), which provided for the grant of options that qualify as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, and nonqualified stock options to employees. In 2006, the Board adopted and the shareholders approved the current 2006 Stock Option and Equity Compensation

Plan (“2006 Plan”) for the benefit of employees and non-employee directors that provides for the grant of up to 500,000 shares of the Company’s common stock. In addition to incentive and nonqualified stock options, the 2006 Plan also provides for the grant of restricted stock awards, stock appreciation rights (“SARs”) and restricted stock units. The 2006 Plan has a term of ten years and is administered by the Company’s Compensation Committee. The 1999 Plan has been frozen (however, outstanding options previously granted still exist), and all grants of awards to employees are made under the 2006 Plan. All awards granted were made at the fair market price, based on the closing price of the Company’s common stock on the date of grant. Information regarding the 1999 and 2006 Plans can be found in footnote 13 to the Company’s financial statements, included in the accompanying Annual Report. At the 2009 annual meeting, shareholders approved increasing the number of shares available for grant under the 2006 Plan by 500,000 shares, and at December 31, 2009, 576,240 shares remained available for grant.

Equity Grants. In April 2009, employees were awarded, in the aggregate, stock options to acquire 146,954 shares of Company common stock and 242,477 shares of common stock subject to stock appreciation rights. The SAR’s will be settled 60% in stock and 40% SARs in cash. The options and stock appreciation rights expire in ten years from the date of grant and vest in 25% increments on each of the first four anniversaries of the grant date, becoming fully vested in April 2013. Assumptions used in determining the fair market value of the awards granted in 2009 can be found in footnote 13 to the Company’s financial statements, included in the accompanying Annual Report.

Equity Awards Granted to the Named Executive Officers. The following table sets forth certain information concerning stock awards relating to the named executive officers at fiscal year end December 31, 2009.

Grants of Plan-Based Awards

Name	Grant Date (1)	All Other Option Awards; Number Securities Underlying Options (#)	Exercise or Base Price of Option Awards (/Sh)	Grant Date Fair Value of Stock and Option Awards(2)
Hal Brown	4/21/2009	25,376	$12.07	$76,560
Michael Reynolds	4/21/2009	7,979	$12.07	$24,075
Roger Busse	4/21/2009	22,751	$12.07	$68,640
Daniel J. Hempy	4/21/2009	10,324	$12.07	$31,149
Charlotte Boxer	4/21/2009	11,951	$12.07	$36,059

(1)	Granted under the terms of the 2006 Plan. The options expire on 4/21/2019 and vest 25% on each of the first four anniversaries of the grant date becoming fully vested on 4/21/2013.
(2)	The amount reflects the grant date 10-year fair value of the stock options ($3.017) based on the price of the Company’s common stock at the close of business on the date the options were granted. A discussion of the assumptions used in expensing the award values may be found in Note 13 of our 2009 audited financial statements of our Form 10-K.

Option Exercises and Stock Vested

The following table provides information on option exercises during the fiscal year 2009.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Hal Brown	0	$0
Michael Reynolds	0	$0
Roger Busse	0	$0
Dan Hempy	0	$0
Charlotte Boxer	4,375	$7,397

(1)	Value realized represents the excess of the fair market value of the shares at the time of exercise over the exercise price of the options.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information on all outstanding awards at fiscal year end 2009.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Hal Brown	4,531	(1)	13,593	$14.44	2/20/18
	8,139	(2)	8,139	18.39	2/13/17
	9,182	(3)	3,060	16.33	9/19/16
	18,333	(4)	0	7.09	9/18/12
	0	(5)	25,376	12.07	4/21/19
Michael Reynolds	1,757	(1)	5,273	$14.44	2/20/18
	2,354	(2)	2,354	$18.39	2/13/17
	3,984	(3)	1,328	$16.33	9/19/16
	0	(5)	7,979	$12.07	4/21/19
Roger Busse	4,062	(1)	12,187	$14.44	2/20/18
	6,508	(2)	6,508	$18.39	2/13/17
	7,342	(3)	2,447	$16.33	9/19/16
	0	(5)	22,751	$12.07	4/21/19
Daniel J. Hempy	2,190	(1)	6,572	$14.44	2/20/18
	3,709	(2)	3,709	$18.39	2/13/17
	4,958	(3)	1,652	$16.33	9/19/16
	36,666	(4)	0	$6.38	6/03/12
	0	(5)	10,324	$12.07	4/21/19

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Charlotte Boxer	2,671	(1)	8,015	$14.44	2/20/18
	2,971	(2)	2,971	$18.39	2/13/17
	4,900	(3)	1,633	$16.33	9/19/16
	0	(5)	11,951	$12.07	4/21/19

*	Adjusted to reflect all stock splits and stock dividends.
(1)	Granted under the terms of the 2006 Plan. The options vest 25% on each of the four anniversaries of the grant date becoming fully vested on 2/20/2012.
(2)	Granted under the terms of the 2006 Plan. The options vest 25% on each of the first four anniversaries of the grant date becoming fully vested on 02/13/2010.
(3)	Granted under the terms of the 2006 Plan. The options vest 25% on each of the first four anniversaries of the grant date becoming fully vested on 9/19/2011.
(4)	Granted under the terms of the 1999 Employee Stock Option Plan and are fully vested.
(5)	Granted under the terms of the 2006 Employee Stock Option Plan. The options vest 25% on each of the first four anniversaries of the grant date becoming fully vested on 04/21/2013.

Post Employment and Termination Benefits

Below are summaries of certain agreements between the named executive officers and the Company or the Bank. These summaries are qualified in their entirety by reference to the individual agreements.

Hal Brown Employment Agreement. During 2002 the Bank and Company entered into an Employment Agreement (“Agreement”) with Hal Brown, who was elected to the Board of Directors and appointed President and Chief Executive Officer for both the Company and the Bank in 2002. In 2006 and 2007, respectively, Mr. Brown relinquished his role of President of the Bank and the Company. Mr. Brown remains Chief Executive Officer of both the Company and the Bank. The original Agreement was for a term of three years, expiring on April 30, 2005. In November 2007, the Board amended the Agreement, entered into a replacement agreement with Mr. Brown, and extended the original expiration date to April 30, 2010. The Board annually considers extending the Agreement by an additional year, thereby reestablishing a new three-year term. During 2009 the Board extended the Agreement which now expires April 30, 2012. In the event Mr. Brown terminates his employment before the term ends for “good reason” or his employment is terminated by the Company or the Bank “without cause,” Mr. Brown will be entitled to receive compensation (including any potential bonus) and benefits in the amounts that he would have received had he been employed, including any employer 401(k) payments made by the Company, for a period of 12 months from the date of termination, and all unvested equity awards will become immediately vested upon termination. In addition, the Agreement provides for severance payments in the event employment is terminated (i) voluntarily (for good reason) or involuntarily (without cause) within one year after a change in control (as defined); or (ii) involuntarily (without cause) or voluntarily (for good reason) within one year prior to the Company entering into an agreement for a change of control. In either event, Mr. Brown will be eligible to receive a lump sum payment equal to a multiple of two and one half times his “potential annual compensation,” less the amount of any Termination Payments (as defined), the continuation of certain benefits, including portions of medical and dental premiums for a period of the later of one year or upon closing of a change in control, and the immediate vesting of all unvested equity awards upon closing of the change in control or termination. In the event of voluntary termination without good reason, death, or disability that results in his inability to perform his duties, Mr. Brown will receive all compensation and benefits earned and expenses reimbursable through the date of his termination. Payments made under Mr. Brown’s agreement are limited to the provisions of Section 280G(b)(2)(A) of the Internal Revenue Code.

The agreement also precludes Mr. Brown from directly or indirectly soliciting any employee or client of the Bank or the Company, that would result in the employee terminating his or her employment or the client terminating his or her relationship with the Bank or the Company for a period of two years.

Roger Busse Employment Agreement. During 2006 the Bank and Company entered into an Employment Agreement (“Agreement”) with Roger Busse, who was appointed President and Chief Operating Officer of the Bank in 2006 and of the Company in April 2007. The original Agreement was for a term of three years, expiring on April 30, 2009. The Board annually considers extending the Agreement by an additional year, thereby reestablishing a new three-year term. In November of 2007, the Board amended the Agreement, entered into a replacement agreement with Mr. Busse and extended the original expiration date to April 30, 2010. The Board annually considers extending the Agreement by an additional year, thereby reestablishing a new three-year term. During 2009 the Board extended the Agreement which now expires April 30, 2012.

The terms of Mr. Busse’s Agreement are essentially identical to those of Mr. Brown’s employment agreement. The Agreement provides severance benefits and change in control severance benefits on the same terms and calculated in the same manner as Mr. Brown’s, except that in the event of a change in control, Mr. Busse will be eligible to receive a lump sum payment equal to a multiple of two times his “potential annual compensation.”

Mr. Busse’s employment agreement includes a prohibition from soliciting employees or clients of the Bank or the Company identical to the prohibition in Mr. Brown’s agreement, and limits payments made under his agreement to the provisions of Section 280G(b)(2)(A) of the Internal Revenue Code.

The table below shows the maximum amounts that could be paid to Messrs. Brown and Busse, the Chief Executive Officer and President/Chief Operating Officer, respectively, under their respective agreements. The following information is based on (i) the executive’s salary at December 31, 2009; and (ii) assumes the triggering event was December 31, 2009.

	Chief Executive Officer		President/Chief Operating Officer
	Termination (without cause)	Termination Due to a Change in Control	Termination (without cause)	Termination Due to a Change in Control
Base salary	$298,700	$746,750	$267,800	$535,600
Targeted bonus	$179,220	$448,050	$160,680	$321,360
Healthcare and other benefits	$13,710	$13,710	$21,283	$21,283
401(k) employer contribution(1)	$0	$0	$0	$0
Fair market values of accelerated equity vesting(2)	$0	$0	$0	$0
Perquisites	$0	$0	$0	$0
Total	$491,630	$1,208,510	$449,763	$878,243

(1)	For the purposes of this table the 2009 401(k) employer match of $0 was used. The 401(k) employer match is determined annually by the Company’s Compensation Committee and in the event of a termination would most likely be different than that shown in the example above.
(2)	For the purposes of this table the fair market value of the accelerated vesting of equity awards is determined as being the difference between the Company’s December 31, 2009 closing stock price of $11.44 and the strike price of the accelerated equity awards. However, in the event of a change of control, the per share settlement stock price could be substantially higher than that used in this table.

Executive Severance Agreements. During 2005, the Bank entered into Severance/Salary Continuation Severance Agreements with certain executive officers, including Messrs. Reynolds, Hempy and Ms. Boxer. Under these agreements, the executives are entitled to receive a Change in Control Payment (as defined) in the event (i) they remain employed with the Company and the Bank through the closing of a change in control or (ii) the Company or the Bank terminates employment without cause or the executive resigns for good reason before a change in control, and, within twelve months thereafter, the Company or the Bank enters into an agreement or an announcement is made regarding a change in control. The single cash payment due if the executive remains through a change in control is equal to one times executive’s compensation for Mr. Reynolds and one-half times executive’s compensation for the other named executives. In the case of a Termination Event (as defined) after a change in control, the executives are also entitled to a salary continuation payment, payable in a lump sum, equal to 12 months of Post Change in Control Salary (as defined) for Mr. Reynolds, and equal to 18 months Post Change in Control Salary (as defined) for executives Hempy and Boxer. Payments made under the respective agreements are limited to the provisions of Section 280G(b)(2)(A) of the Internal Revenue Code.

The agreements also precludes the executives from directly or indirectly soliciting any employee or client of the Bank or the Company to terminate his or her or the client’s relationship with the Bank or the Company (i) during the Salary Continuation Period (as defined) which for Mr. Reynolds is 12 months and for executives Hempy and Boxer is 18 months; or (ii) if executive receives a Change in Control Payment but not a Salary Continuation Payment (as defined), in the case of Mr. Reynolds for 12 months, and in the case of Mr. Hempy and Ms. Boxer for six months.

The table below illustrates the compensation due to these executives upon a change of control, the dollar range due at closing, and the total amount due at closing for all agreements. Secondly, a column illustrating the terms of employment agreements and the value of those agreements in the event the employees are not retained by the acquiring entity. Lastly a column showing the maximum amount due the employees for both the payment due at closing and the payment due in the event the employees are not retained by the acquiring entity.

The table below shows the maximum amounts that could be paid to the executives Reynolds, Hempy and Boxer under their respective agreements. The following information is based on (i) the executive’s salary at December 31, 2009; and (ii) assumes the triggering event was December 31, 2009.

	Change of Control Payment Due at Closing		Termination without Cause Following Change in Control		Total Payments to Executive (1)
	Salary	Bonus	Salary	Bonus
Michael Reynolds	$163,710	$40,928	$163,710	$40,928	$409,276
Daniel J. Hempy	$94,780	$37,912	$284,340	$113,736	$530,768
Charlotte Boxer	$99,005	$39,602	$297,015	$118,806	$554,428

(1)	Includes amounts received pursuant to change in control and salary continuation payments.

401(k) Profit Sharing Plan

The Bank has a 401(k)/Profit Sharing Plan (“401(k) Plan”) covering substantially all employees. An employee must be at least 18 years of age and have one year of service with the Bank to be eligible for the 401(k) Plan (“Effective Date”). Under the 401(k) Plan, participants may defer a percentage of their compensation, the dollar amount of which may not exceed the limit as governed by law. At the discretion of the Board, the Bank may also elect to pay a discretionary matching contribution. The 401(k) Plan provides that contributions made are 100% vested immediately upon the participant’s Effective Date. The Bank acts as the Plan Administrator of the 401(k) Plan. The 401(k) Plan’s trustees determine general investment options. The 401(k) Plan participants make specific investment decisions. No contributions were accrued under the Bank’s 401(k) Plan during 2009.

DIRECTOR COMPENSATION

Director compensation is evaluated and recommended by the Company’s Compensation Committee and approved by the Board of Directors. The Company does not pay directors who are also employees of the Company or the Bank for their service as directors. Non-employee directors receive cash compensation for monthly retainer fees, board and committee attendance, quarterly retainer fees for serving as chairs of certain committees, and equity grants.

Within the financial services industry, director cash compensation is generally comprised of an annual retainer, and board and committee attendance fees. It is customary that the board chair receive greater compensation. Recent trends also suggest that directors serving on certain committees receive additional compensation. The Committee considered all of these factors in determining director compensation methodology for 2009. Each non-employee director of the Company received a cash retainer of $2,000 per month from January 1, 2009 through April 30, 2009 and $2,100 per month from May 1, 2009 through December 31, 2009, a restricted stock grant valued at $6,998, and fees for each meeting attended. Directors may miss two scheduled board meetings per year without compensation penalty. Committee chairs and non-employee members of the Executive Committee who are not otherwise a committee or board chair each receive an additional quarterly retainer of $1,500 while the board chair and the chair of the Audit committee receive an additional quarterly retainer of $2,800 and $2,500, respectively. In addition to the annual retainer, attendance at committee meetings or special board meetings entitles non-employee directors to additional compensation in the amount of $200 for attendance at in-person/or video conference meetings and $100 for meetings held by telephone.

The Company has established a Director Stock Election Plan that provides directors the opportunity of investing director and committee fees in Company common stock in lieu of receiving cash. The plan operates as individual 10b5-1 stock trading plans that require among things, that the directors enter into the plan at a time when they are not aware of any material non-public information; the plan clearly sets out the allocation provisions of how the fees are to be invested; and the director has no discretion over the purchases.

Historically the non-employee Company directors have received equity compensation. The Committee believes a portion of director compensation should be in the form of equity compensation because it aligns the interests of the Board of Directors to those of the shareholders. Under the 2006 Plan, directors may receive nonqualified stock options, restricted stock, restricted stock units, and stock appreciation rights.

The Committee determined that annual awards of equity compensation were appropriate to provide a form of continuous performance incentive. Although the Committee feels annual equity awards are a best practice, all grants are subject to approval by the full Board of Directors. For 2009 the Committee determined that restricted stock was the best form of equity compensation.

During May 2009, 635 shares of restricted stock, valued at $11.02 per share or $6,998, was granted to each non-executive director for an aggregate total of 5,715 shares valued at $69,982. The restricted shares vested immediately. The fair market value of the stock option grant was based on the price of the Company’s common stock at the close of business on May 1, 2009.

At fiscal year end, the non-employee directors had outstanding stock option awards, vested and unvested, to purchase shares of the Company as follows: Mr. Ballin 6,591 shares; Ms. Hatch 3,841 shares Mr. Heijer 9,353 shares; Mr. Holcomb 6,591; shares; Mr. Holzgang 6,591; shares; Mr. Krahmer 6,591 shares; Mr. Montgomery 6,591 shares; Mr. Rickman 6,591 shares; and Mr. Tejera 3,841 shares for an aggregate total of 56,581 shares.

The following table shows compensation paid or accrued for the last fiscal year to the Company’s non-employee directors. Mr. Brown is not included in the table as he is an employee of the Company, and thus, receives no compensation for his services as a director.

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(1)	Equity Awards ($)(2)	Total ($)
Robert A. Ballin	$38,500	$6,998	$45,498
Larry G. Campbell	$8,400	$0	$8,400
Cathi Hatch	$29,150	$6,998	$36,148
Michael E. Heijer	$28,550	$6,998	$33,548
Michael S. Holcomb	$30,450	$6,998	$37,448
Michael D. Holzgang	$34,000	$6,998	$40,998
Donald L. Krahmer, Jr.	$37,200	$6,998	$44,198
Donald G. Montgomery	$34,700	$6,998	$41,698
John H. Rickman	$34,800	$6,998	$41,798
R. Jay Tejera	$37,250	$6,998	$44,248

(1)	Amount shown for Mr. Ballin represents (i) annual retainer fee of $24,800; (ii) retainer fees of $9,900 for service as board chair; and (iii) per meeting committee attendance fees of $3,800.

Amount shown for Mr. Campbell represents (i) annual retainer fee of $8,000; and (ii) per meeting committee attendance fees of $400 paid in 2009 until the 2009 Annual Meeting, the effective date of his retirement

Amount shown for Ms. Hatch represents (i) annual retainer fee of $24,800; and (ii) per meeting committee attendance fees of $4,350.

Amount shown for Mr. Heijer represents (i) annual retainer fee of $24,800; and (ii) per meeting committee attendance fees of $3,750.

Amount shown for Mr. Holcomb represents (i) annual retainer fee of $24,800; and (ii) per meeting committee attendance fees of $5,650.

Amount shown for Mr. Holzgang represents (i) annual retainer fee of $24,800; (ii) retainer fees of $5,000 for service as Governance/Nominating committee chair; and (iii) per meeting committee attendance fees of $4,200.

Amount shown for Mr. Krahmer represents (i) annual retainer fee of $24,800; (ii) retainer fees of $9,000 for service as Audit committee chair; and (iii) per meeting committee attendance fees of $3,400.

Amount shown for Mr. Montgomery represents (i) annual retainer fee of $24,800; (ii) retainer fees of $5,000 for service as Compensation committee chair; and (iii) per meeting committee attendance fees of $4,900.

Amount shown for Mr. Rickman represents (i) annual retainer fee of $24,800; (ii) retainer fees of $6,000 for service as Asset/liability committee chair; and (iii) per meeting committee attendance fees of $4,000.

Amount shown for Mr. Tejera represents (i) annual retainer fee of $24,800; and (ii) retainer fee of $4,500 for service on the Executive committee: and (iii) per meeting committee attendance fees of $7,950.

(2)	Represents the grant date fair value of stock awards granted to each director in 2009, based on the price of the Company’s common stock at the close of business on May 1, 2009 ($11.02), the date in which the restricted stock award was granted. The amounts reported for 2009 reflect a change in SEC rules, which formerly required reporting the aggregate expense recognized during the year for all equity awards, including awards granted in prior years.

TRANSACTIONS WITH MANAGEMENT

Transactions between the Company or its affiliates and related persons (including directors and executive officers of the Company and the Bank, or their immediate family) are approved by the Corporate Governance/Nominating Committee, in accordance with the policies and procedures set forth in the policy governing “related persons transactions” adopted by the Board of Directors. Under the Related Persons Transaction Policy, a transaction between a “related person” shall be consummated only if (i) the designated committee, or a majority of the disinterested independent members of the Board, approves or ratifies such transaction in accordance with the guidelines set forth in the policy; and (ii) if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party.

During 2009, the Bank has had, and expects to have in the future, banking transactions, including loans, in the ordinary course of business with directors, executive officers, their immediate family members and their associates, on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other persons, which transactions do not involve more than the normal risk of collection or present other unfavorable features. All such loans were made in the ordinary course of the Bank’s business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers and in the opinion of management, do not involve any undue credit risk to the Bank.

PROPOSAL NO. 2 – AMENDMENT TO ARTICLES OF INCORPORATION

TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK

General

Our Board of Directors has approved an amendment to the Company’s Articles of Incorporation to increase the authorized number of shares of common stock from 25,000,000 to 50,000,000, subject to approval of the amendment by shareholders, and is hereby soliciting shareholder approval for the amendment. As reflected in Proposal No. 3 below, shareholders are also being asked to separately approve an increase to the authorized of shares of our preferred stock, which is currently at 20,000.

Under the existing provisions of our Articles of Incorporation, the Company currently has authority to issue 25,000,000 shares of common stock, of which approximately      shares were issued and outstanding at the close of business on the Record Date. No shares of our Preferred Stock have been issued as of the Record Date.

This proposal would amend the first sentence of Article V of the Company’s Articles of Incorporation in the manner set forth below under Proposal No. 3.

Reasons for Proposed Amendment

As a result of the Company’s recent public stock offering, as well as stock issuances under the Company’s Employee and Director Stock Option Plans, the number of authorized shares available for issuance has been substantially reduced.

The Board believes it to be in the best interests of the Company that 25 million additional shares of common stock be authorized to enable the Company to satisfy ongoing corporate requirements and to take advantage of opportunities that may be presented in the future. While the Board is not contemplating any specific current or pending opportunities, the additional common stock may, in particular, be issued in connection with future stock offerings, stock splits, stock dividends, and the Company’s potential acquisition of businesses, assets, securities or other property. The authorization of additional common stock will allow the Company to respond promptly and effectively to such opportunities as they arise. Furthermore, if appropriate, such stock could be issued for cash to provide capital for the continued growth of the Company and the Bank. If authorization of such additional shares of common stock were deferred until a specific need arose, the time and expense required to obtain necessary shareholder approval could prevent the Company from taking advantage of favorable business or financing opportunities.

If the proposed amendment is adopted, the Board will be empowered, under Oregon corporate law, to issue the additional authorized shares of common stock for the purposes described above, or any other business purposes the Board may deem appropriate, without further shareholder approval. The issuance of additional common stock would result in dilution of the percentage of equity ownership of the Company’s existing shareholders and earnings per share and may also result in a dilution of book value per share.

Potential Anti-Takeover Effect of Amendment

The authorization of additional common stock might be viewed as having the effect of discouraging takeover attempts. The Board is not aware of any proposed or pending attempts to change control of the Company and intends that the additional common stock will be used for business purposes such as stock splits, stock dividends, acquisitions, and financing rather than to resist takeover attempts. The Company’s Articles of Incorporation already include other provisions that are intended to discourage uninvited takeover attempts that may be disruptive to the Company’s business or unfair to shareholders. These provisions (1) impose limitations on changes in the composition of the Company’s Board; (2) require the Board to consider certain non-monetary factors in evaluating any takeover offer; and (3) require that certain transactions be approved by a vote of at least two-thirds of the shares then outstanding and entitled to vote. Nevertheless, blocks of common stock (or a combination of common or preferred shares) could potentially be issued to parties supportive of management and the Board and opposed to any attempt to change control of the Company. This might discourage or make more difficult attempts to gain control of the Company through transactions such as tender offers or proxy contests, even if such transactions were viewed by some shareholders as potentially favorable.

Approval and Effective Date

In order for the above amendment to be adopted, the proposal must be approved by the holders of at least a majority of the votes entitled to be cast. If adopted, the amendment will be effective upon filing the Amended and Restated Articles of Incorporation with the Oregon Secretary of State.

The Board of Directors unanimously recommends that you vote FOR the proposed amendment.

PROPOSAL NO. 3 - AMENDMENT TO ARTICLES OF INCORPORATION

TO INCREASE THE NUMBER OF SHARES OF PREFERRED STOCK

General

Our Board of Directors has separately approved an amendment to the Company’s Articles of Incorporation to increase the authorized number of shares of preferred stock from 20,000 to 1,000,000 shares, subject to approval of the amendment by shareholders, and is hereby soliciting shareholder approval for the amendment. As reflected in Proposal No. 2 above, shareholders are also being asked to separately approve an increase to the authorized number of shares of our common stock from 25,000,000 to 50,000,000. No shares of our Preferred Stock have been issued as of the Record Date.

In the event both Proposal No. 2 and Proposal No. 3 are approved by the shareholders, the first sentence of Article V of the Company’s Articles of Incorporation would be amended in the manner set forth below to read in its entirety as follows with respect to total shares authorized, and to increase the total shares of common stock and preferred stock authorized. In the event only Proposal No. 2 is approved, the number of shares of preferred stock reflected in Article V would remain at 20,000; similarly, in the event only Proposal No. 3 is approved, the number of shares of common stock in Article V would remain at 25,000,000.

“The aggregate number of shares which this corporation will have authority to issue is Fifty Million (50,000,000) shares of no par value per share common stock and One Million (1,000,000) shares of no par value per share preferred stock.”

Reasons for Proposed Amendment

Under the Company’s Articles of Incorporation, the Board of Directors is currently authorized to issue shares of preferred stock in one or more series and, to the extent permitted by law, fix and determine the preferences, limitations and relative rights of the preferred shares of any series so established, including, without limitation, dividend rates, conversion prices, voting rights, redemption rights, liquidation preferences and similar matters. Provisions in a company’s articles of incorporation authorizing preferred stock in this manner are often referred to as “blank check” provisions, as they give a board of directors the flexibility, at any time or from time to time, without further shareholder approval (except as may be required by applicable laws, regulatory authorities or the rules of any stock exchange on which the securities of the company are then listed), to create one or more series of preferred stock and to determine by resolution the terms of each such series. We believe the increase to the number of shares of preferred stock authorized is advisable in the event the shares are necessary to consummate an equity financing transaction in the future, as institutional investors often require certain preferences, rights and privileges be attached to their equity investments. Although we currently do not have any plans to issue the preferred stock, we believe that having the flexibility to issue preferred stock will enhance our chances of raising capital to the extent we need to do so.

If the proposed amendment is adopted, the Board will be empowered, under Oregon corporate law, to issue the additional authorized shares of preferred stock for the purposes described above, or any other business purposes the Board may deem appropriate, without further shareholder approval. The issuance of preferred stock that is convertible into common stock could result in dilution of the percentage of equity ownership of the Company’s existing shareholders and earnings per share and could also result in a dilution of book value per share.

As discussed above, the authorization of additional shares of preferred stock might be viewed as having the effect of discouraging takeover attempts. The Board is not aware of any proposed or pending attempts to change control of the Company. For a more detail discussion regarding potential anti-takeover effects of the amendment, please see section above entitled “Potential Anti-Takeover Effect of Amendment.”

Approval and Effective Date

In order for the above amendment to be adopted, the proposal must be approved by the holders of at least a majority of the votes entitled to be cast. If adopted, the amendment will be effective upon filing the Amended and Restated Articles of Incorporation with the Oregon Secretary of State.

The Board of Directors unanimously recommends that you vote FOR the proposed amendment.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

Moss Adams LLP currently serves as our independent registered public accounting firm, and that firm conducted the audit of our financial statements for the fiscal years ended December 31, 2009, 2008 and 2007. The Audit Committee has appointed Moss Adams LLP to serve as the Company’s independent registered public accounting firm to conduct an audit of the financial statements for fiscal year 2010.

Appointment of the Company’s independent registered public accounting firm is not required to be submitted to a vote of our shareholders for ratification. However, upon the recommendation of the Corporate Governance/Nominating Committee, the Board has determined to submit the selection of auditors to our shareholders for ratification. In the event our shareholders fail to ratify the appointment, the Audit Committee may reconsider whether to retain Moss Adams LLP, and may retain that firm or another without re-submitting the matter to our shareholders. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the Company’s and its shareholders’ best interest.

The Board of Directors unanimously recommends that you vote FOR the ratification of the appointment of Moss Adams LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.

COMPLIANCE WITH SECTION 16(a) FILING REQUIREMENTS

Section 16(a) of the Securities Exchange Act of 1934, as amended, (“Section 16(a)”) requires that all executive officers and directors of the Company and all persons who beneficially own more than 10 percent of the Company’s common stock file reports with the Securities and Exchange Commission with respect to beneficial ownership of the Company’s securities. The Company has adopted procedures to assist its directors and executive officers in complying with the Section 16(a) filings.

Based solely upon the Company’s review of the copies of the filings which it received with respect to the fiscal year ended December 31, 2009, or written representations from certain reporting persons, the Company believes that all reporting persons made all filings required by Section 16(a) on a timely basis.

AUDITORS

Moss Adams LLP, independent registered public accounting firm, performed the audit of the consolidated financial statements for the Company for the year ended December 31, 2009. Representatives of Moss Adams LLP will be present at the Annual Meeting, and will have the opportunity to make a statement if they so desire. They also will be available to respond to appropriate questions.

The report from Moss Adams LLP for the fiscal years ended December 31, 2009 and December 31, 2008, respectively, did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles.

For the years ended December 31, 2009 and 2008, respectively, Moss Adams LLP did not advise the Company of any of the following matters:

1.	That the internal controls necessary for the Company to develop reliable financial statements did not exist;

2.	That information had come to their attention that had led it to no longer be able to rely on management’s representations, or that had made it unwilling to be associated with the financial statements prepared by management;

3.	That there was a need to expand significantly the scope of the audit of the Company, or that information had come to Moss Adam’s attention during the years ended December 31, 2009 and December 31, 2008, that if further investigated: (i) may materially impact the fairness or reliability of either: a previously-issued audit report or underlying financial statements; or the financial statements issued or to be issued covering the fiscal periods subsequent to the date of the most recent financial statements covered by an audit report (including information that may prevent it from rendering an unqualified audit report on those financial statements), or (ii) may cause it to be unwilling to rely on management’s representations or be associated with the Company’s financial statements, Moss Adams did not so expand the scope of its audit or conduct such further investigation; or

4.	That information had come to their attention that it had concluded materially impacted the fairness or reliability of either: (i) a previously issued audit report or the underlying financial statements, or (ii) the financial statements issued or to be issued covering the fiscal period subsequent to the date of the most recent financial statements covered by an audit report (including information that, unless resolved to the accountant’s satisfaction, would prevent it from rendering an unqualified audit report on those financial statements).

Fees Paid to Independent Accountants

The following tables set forth the aggregate fees charged to the Company by Moss Adams LLP, for audit services rendered in connection with the audited consolidated financial statements and reports for the 2009 and 2008 fiscal years.

Fee Category	Fiscal 2009	% of Total	Fiscal 2008	% of Total
Audit Fees	$188,035	54%	$149,269	83%
Audit-Related Fees	54,014	15%	$10,604	6%
Tax Fees	20,372	6%	$14,201	8%
All Other Fees	86,115	25%	$5,609	3%
Total Fees	$348,529	100%	$179,684	100%

Audit Fees. The fees billed to the Company by Moss Adams were for professional services rendered in connection with the audit the financial statements and review of internal control over financial reporting, interim financial statements included in the Company’s Form 10-Q’s, and services to the Company in connection with statutory or regulatory filings.

Audit-Related Fees. Consists of fees paid to Moss Adams principally due to travel expense.

Tax Fees. Consists of fees billed for tax compliance, tax advice and tax planning.

All Other Fees. Consists of fees primarily due to the Registration Statement on Form S-1 filed by the Company in the amount of $57,446, and consulting expenses on various topics.

For the fiscal year 2009 the Audit Committee considered and deemed the services provided by Moss Adams LLP compatible with maintaining the principal accountant’s independence.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services, compliance services, consulting services and other services. For each proposed service, the independent auditor is required to provide detailed back-up documentation at the time of approval. The Audit Committee may delegate pre-approval to one or more of its members. Such a member must report any decisions to the Audit Committee at the next scheduled meeting.

OTHER BUSINESS

The Board of Directors knows of no other matters to be brought before the shareholders at the Annual Meeting. In the event other matters are presented for a vote at the Meeting, the Proxy holders will vote shares represented by properly executed Proxies in their discretion in accordance with their judgment on such matters.

At the Meeting, management will report on the Company’s business and shareholders will have the opportunity to ask questions.

INCORPORATION BY REFERENCE

The Report of the Audit Committee, Compensation Committee and Corporate Governance/Nominating Committee set forth in this Proxy Statement are not deemed filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates such information by reference.

INFORMATION CONCERNING SHAREHOLDER PROPOSALS

AND DIRECTOR NOMINATIONS

Shareholders may submit proposals for consideration at future annual shareholder meetings, including director nominations.

Shareholder Proposals

In order for a shareholder proposal to be considered for inclusion in the Company’s Proxy Statement for next year’s annual meeting, the written proposal must be received by the Company no later than November 19, 2010 and should contain such information as is required under the Company’s Bylaws. Such proposals need to comply with the SEC’s regulations regarding the inclusion of shareholder proposals in Company-sponsored proxy materials. No shareholder proposal from the floor will be considered at the annual meeting. In addition, if we receive notice of a shareholder proposal after November 20, 2009, the persons named as proxies in such proxy statement and form of proxy will have discretionary authority to vote on such shareholder proposal.

Director Nominations

The Company’s Bylaws provide for the nomination of director candidates by Company shareholders. In order to recommend that the Corporate Governance/Nominating Committee consider a person for inclusion as a director nominee in the Company’s proxy statement for next year’s annual meeting, the Company must receive a recommendation no later than November 19, 2010. In addition, the notice of recommendation must meet all other requirements contained in the Company’s Bylaws. Such recommendation should be sent to the attention of the Secretary of the Company, and should contain the following information: (a) the name and address of each proposed nominee and the number of shares of Company stock held by such nominee; (b) the principal occupation of each proposed nominee; (c) a description of any arrangements or understandings between the nominee and the nominating shareholder pursuant to which the nomination is being made; (d) your name and address; (e) the number of shares of Company stock that you own; and (f) a consent of the nominee agreeing to the nomination. The presiding officer of the meeting may disregard your nomination if it does not contain the above information and otherwise meet the requirements set forth in the Company’s Bylaws.

Copy of Bylaw Provisions

The Bylaws can be accessed on the Company’s Web site by clicking on the Governance Documents link within the Investor Relations section on the Company’s home page (www.therightbank.com) or by writing the Company’s Corporate Secretary at the Company’s main office for a copy of the relevant Bylaw provisions regarding the requirements for making shareholder proposals and nominating director candidates.

AVAILABLE INFORMATION

The Company currently files periodic reports and other information with the SEC. Such information and reports may be obtained as follows:

•

Read and copied at the SEC’s Public Reference Room at 450 Fifth Street, NW, Washington, D. C. 20549. (You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.)

•	On the SEC Internet site at www.sec.gov.

•	Accessing the Bank’s Web site at www.therightbank.com. Additional information, including recent press releases, is also available on the Bank’s Web site.

REPORTS TO SHAREHOLDERS

A copy of the 2009 Annual Report on Form 10-K is included with this Proxy Statement. Written requests for the Company’s Annual Report or Quarterly Reports or other information requests should be addressed to Michael Reynolds, Executive Vice President and Chief Financial Officer of Pacific Continental Bank, at P.O. Box 10727, Eugene, Oregon 97440-2727.

By Order of the Board of Directors

/s/ HAL BROWN
HAL BROWN Chief Executive Officer

PROXY

PACIFIC CONTINENTAL CORPORATION

PLEASE SIGN AND RETURN IMMEDIATELY

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Hal Brown and Robert Ballin, and each of them (with full power to act alone), my Proxies, with full power of substitution as Proxy, and hereby authorizes Messrs. Brown and Ballin to represent and to vote, as designated below, all the shares of common stock of Pacific Continental Corporation held of record by the undersigned on March 5, 2010, at the Annual Meeting of Shareholders to be held on April 19, 2010, or any adjournment of such Annual Meeting.

1.	ELECTION OF DIRECTORS.

A.	I vote FOR all nominees listed below (except as marked to the contrary below). ❒

B.	I WITHHOLD AUTHORITY to vote for any individual nominee whose name I have struck a line through in the list below:

¿	Robert Ballin	¿	Hal Brown	¿	Cathi Hatch

¿	Michael E. Heijer	¿	Michael Holcomb	¿	Michael Holzgang

¿	Donald Krahmer, Jr.	¿	Donald Montgomery	¿	John Rickman

C.	I WITHHOLD AUTHORITY to vote for all nominees listed above. ❒

2.	AMENDMENT TO THE ARTICLES OF INCORPORATION to increase the authorized number of shares of common stock from 25,000,000 to 50,000,000.

FOR	❒	AGAINST	❒	ABSTAIN	❒

3.	AMENDMENT TO THE ARTICLES OF INCORPORATION to increase the authorized number of shares of preferred stock from 20,000 to 1,000,000.

FOR	❒	AGAINST	❒	ABSTAIN	❒

4.	RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. To approve the appointment of Moss Adams LLP to serve as the Company’s independent registered public accounting firm for the fiscal year 2010.

FOR	❒	AGAINST	❒	ABSTAIN	❒

5.	WHATEVER OTHER BUSINESS may properly be brought before the Meeting or any adjournment thereof.

THIS PROXY CONFERS AUTHORITY TO VOTE “FOR” AND WILL BE VOTED “FOR” THE PROPOSALS UNLESS AUTHORITY IS WITHHELD IN WHICH CASE THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATION SO MADE.

Management knows of no other matters that may properly be, or which are likely to be, brought before the Annual Meeting. However, if any other matters are properly presented at the Annual Meeting, this Proxy will be voted in accordance with the recommendations of management.

The Board of Directors recommends a vote “FOR” the Proposals.

(Please sign on reverse side)

Signature of Shareholder	Signature of Shareholder

, 2010	, 2010

ALL JOINT OWNERS MUST SIGN

WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL

TITLE. IF MORE THAN ONE TRUSTEE, ALL SHOULD SIGN.